UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549






                                   FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported): October 20, 1995
                                                           (February 8, 1995)




                          EXIDE ELECTRONICS GROUP, INC.
             (Exact name of registrant as specified in its charter)



     Delaware                    0-18106                  23-2231834
(State or other                (Commission               (IRS Employer
jurisdiction of                File Number)              Identification
incorporation)                                           No.)



8521 Six Forks Road
Raleigh, North Carolina           27615
(Address of principal           (Zip Code)
executive offices)


Registrant's telephone number, including area code:  (919) 872-3020

ITEM 5.  OTHER EVENTS

On February 8, 1995, Exide Electronics Group, Inc., a Delaware corporation (Exide or the company), completed the acquisition of International Power Machines Corporation, a Delaware corporation (IPM), through the merger (the Merger) of Exide Electronics Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Exide (Merger Sub), with and into IPM, pursuant to an Agreement and Plan of Reorganization dated as of August 25, 1994, as amended by amendments dated as of December 14, 1994 and as of January 5, 1995 (the Merger Agreement), among Exide, Merger Sub and IPM. On February 22, 1995,
Exide filed a description of the acquisition required under Item 2 of Form 8-K, and on April 24, 1995, Exide filed the financial information required under
Item 7 of Form 8-K/A, which are incorporated herein by reference.

The merger was consummated on the terms previously reported in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 filed by Exide with the Securities and Exchange Commission (Registration No. 33-88324)(the Joint Proxy Statement/Prospectus). The Merger Agreement and the Merger are more fully described in the Joint Proxy Statement/Prospectus, and is incorporated herein by reference.

The combination was accounted for as a pooling-of-interests. Accordingly, the accompanying management's discussion and analysis, the company's consolidated financial statements, and the related notes as of and for the three year period ended September 30, 1994 have been restated to include the results of IPM.

ITEM 5.  OTHER EVENTS

On October 20, 1995, Massachusetts Mutual Life Insurance Co.(MMLI), MassMutual Corporate Investors(MCI), and MassMutual Participation Investors(MPI) (collectively MassMutual), the holders of the company's 8.375% Guaranteed Convertible Subordinated Notes due June 30, 2000, in aggregate principal amount of $15,000,000 (the Notes), gave notice of their intent to convert the Notes into 1,146,789 shares of the company's common stock(the MassMutual Shares) on October 23, 1995. MMLI, which holds $10,500,000 in aggregate principal amount of the Notes, will receive 802,752 shares of common stock; MCI, which holds $3,000,000 in aggregate principal amount will receive 229,358 shares of common stock; and MPI, which holds $1,500,000 in aggregate principal amount of the Notes, will receive 114,679 shares of common stock. As a result of the conversion of the Notes, the company's outstanding indebtedness will be reduced by $15,000,000 and the company will no longer be subject to the related interest expense. The MassMutual Shares will constitute, in the aggregate, approximately 12% of the outstanding stock upon conversion.

In connection with MassMutual's purchase of the Notes, it was granted certain registration rights with respect to the common stock into which the Notes were convertible. Pursuant to these rights, on July 23, 1993, the company registered, at the company's expense, the MassMutual Shares for resale upon the conversion of the Notes, pursuant to a Registration statement on Form S-3
(File Number 33-64818). As a result of such registration, all of the MassMutual Shares will be available for resale upon issuance.

                          EXIDE ELECTRONICS GROUP, INC.

                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 EXIDE ELECTRONICS GROUP, INC.
                                                  (Registrant)



Date:  October 20, 1995         By:

                                  Marty R. Kittrell

                                  Marty R. Kittrell
                                  Vice President and
                                  Chief Financial Officer

                         Exide Electronics Group, Inc.
                      Management's Discussion and Analysis
                of Results of Operations and Financial Condition

Introduction

Management's Discussion and Analysis of Financial Condition and Results of Operations is presented on the following pages. All appropriate financial data has been restated to include the February 8, 1995 acquisition of International Power Machines Corporation(IPM), a combination accounted for as a pooling-of-interests(see Note 2 of the notes to consolidated financial statements).
The principal purpose of this review is to provide the user of the consolidated financial statements and accompanying footnotes with a more detailed analysis of the financial results of the combined entity. For a comparison of the company's financial results for the same periods without giving effect to the IPM consolidation, see the company's Annual Report on Form 10-K(including the company's Annual Report to Shareholders for the fiscal year ended September 30,
1994), the company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994, and Note 2 to the company's consolidated financial statements included elsewhere in this Current Report on Form 8-K.

Overview
Exide Electronics (the company) provides strategic power management solutions to a broad range of businesses and institutions worldwide. The company's products are used for financial, medical, industrial, telecommunications, military, and aerospace applications - wherever continuous power is essential to daily operations. The company has designed and sold large customized uninterruptible power systems (UPS) products for use in data centers since the early 1960s. During the 1980s, Exide Electronics broadened its product offerings by introducing its Powerware(R) Systems line of standardized UPS products to support mainframe and large minicomputer installations. Personal computers proliferated in the late 1980s, and at the beginning of 1990, Exide Electronics introduced initial models of its Powerware(R) Personal and Powerware(R) Plus lines to serve personal computers, workstations and local area networks (LANs). Additional models and product lines for this market have been introduced each year since 1990, including the Prestige line which was introduced in the fourth quarter of 1993, with new models added during 1994 to expand the product line.

Over the last two years, several factors have had a significant impact on the company's results of operations. These factors include the impact of Federal government product and service revenues, the growth in revenues of small UPS products, the development of international markets, the final settlement of the Hendry litigation, and the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109) in fiscal 1993.

Factors affecting the company's results of operations for fiscal year 1995 are discussed more fully in Management's Discussion and Analysis of Results of Operations and Financial Condition presented in the company's Form 10-Q for the nine months ended June 30, 1995.

Sales to the Federal government accounted for approximately 33% and 35% of total revenues for the years ended September 30, 1994 and 1993, respectively, and accounted for a significant portion of the company's growth in product and service revenues during this period. The increase in Federal government sales has been mainly attributable to the company's participation in the Federal Aviation Administration (FAA) Air Route Traffic Control Center Modernization Program, under which the company has received over $350 million in orders to provide large UPS products, ancillary power equipment, and design and implementation services. The work yet to be performed under this contract is scheduled through fiscal 1997.

Over the last two years, commercial sales of certain larger product lines have declined while others have experienced modest growth, and the company's product mix has shifted toward its smaller product lines such as the Powerware Prestige and Powerware Plus. These changes reflect the general downsizing trend in the computer industry, resulting in declines in the commercial mainframe computer and data center market segments. At the same time, the proliferation of personal computers, workstations, client/server platforms and networks has increased demand for small UPS products. Exide Electronics is taking steps to increase its small systems business, including continually introducing products that incorporate new technologies with improved price/performance characteristics, developing new distribution channels and marketing programs, and providing new support services.

Small UPS products are characterized generally by higher unit volumes, lower average prices, and higher unit margins than large UPS products, and are sold through different distribution channels. The majority of the company's UPS products are sold to customers to support computers or similar electronics products. The electronics market, and particularly the networking, client/server, workstation, and personal computer markets supported by small UPS products, is increasingly characterized by intense competition, rapidly changing technology, and evolving industry standards, frequently resulting in shorter product life cycles and declines in selling prices. The company has responded with cost reductions in manufacturing processes and component parts, and has aggressively introduced new hardware and software products with lower costs and higher performance levels. In addition, distribution channels for personal computers, workstations, local area networks, and ancillary equipment, including UPS products, have been characterized by rapid change. These changes include the emergence of new distribution channels, such as telemarketing, mass merchandisers, and new types of resellers and distributors. To date, the company has depended on original equipment manufacturers, distributors, and value-added resellers for sales of its smaller UPS products. The company believes that its ability to compete depends on both internal and external factors, including the success and timing of new product introductions by the company and its competitors, product performance and price, distribution, and customer service.

Exide Electronics has placed greater emphasis on international markets by developing versions of its products to meet international voltage and frequency requirements. To build its international presence, over the last several years Exide Electronics has established subsidiaries in Canada and in selected European countries, added distributors in other international regions, and entered into strategic relationships for distribution in Japan. The company has also expanded its international sales support through increased marketing and advertising, establishing an international customer support hotline, and making other infrastructure enhancements. International sales accounted for approximately 25% and 22% of the company's total revenues for fiscal years 1994 and 1993, respectively, and accounted for approximately 37% and 33% of total commercial revenues for these fiscal years.

To further advance its international presence, Exide Electronics acquired two companies in Canada and one in the United Kingdom at the end of fiscal 1994. These companies are involved in the sales and service of UPS products and enhance the company's ability to expand its product and service offerings in these key markets.

During the second quarter of fiscal 1995, the company completed its acquisition of International Power Machines Corporation(IPM), a manufacturer of UPS products similar to those of the company, headquartered in Dallas, Texas. The anticipated benefits of the acquisition of IPM will not be achieved unless
Exide Electronics and IPM are combined in a smooth, timely, and efficient manner. The combination will require integration of each company's development, administrative, finance, purchasing, manufacturing, sales, and marketing organizations, as well as the integration of each company's product offerings and the coordination of their sales efforts. The transition to a combined company will require substantial attention from a newly integrated management team, which has not worked together previously and has limited experience in integrating companies. Further, both companies' customers will need to be reassured that product support will continue uninterrupted. The diversion of management attention and any difficulties encountered in the transition process could have an adverse impact on the revenue and operating results of the combined company. Additionally, attempts to achieve economies of scale through cost reduction efforts may, at least in part in the short term, have an adverse impact on the combined company's operations.

The company's products and services and its marketing, manufacturing, and research and development functions are organized into three business units: the Small Systems Group (SSG) for all products below 50 kilovolt amperes (kVA)(1); the Large Systems Group (LSG) for products of 50 kVA and above; and the Worldwide Services Group (WSG) for all services provided by the company.

The following table summarizes the contribution of each business unit to total revenues of the company for the two years ended September 30, 1994 and 1993:

                                     Year Ended September 30,
                              ---------------------------------------
                                      1994                1993
                              ---------------------------------------
  Small Systems Group            $115.2    31.7%     $89.1    28.0%
  Large Systems Group             144.2    39.6      131.0    41.2
  Worldwide Services Group        104.6    28.7       97.8    30.8
                              ---------------------------------------
                                 $364.0   100.0%    $317.9   100.0%
                              =======================================

--------
(1) A kilovolt ampere is a commonly-used unit of measure for electricity supplied using alternating current.

Results of Operations

The following table presents, for the two years ended September 30, 1994 and 1993, the percentage relationship which certain items in the company's consolidated statement of operations bear to total revenues and the percentage increase (decrease) in the dollar amount of such items:

                                                                 Percentage
                                     Year Ended September 30,   Change From
                                     -----------------------------------------
                                        1994        1993        1993 to 1994
                                     -----------------------------------------
Revenues
   Products                             71.3%       69.2%             17.8%
   Services                             28.7        30.8               6.9
                                     -----------------------------------------
      Total revenues                   100.0       100.0              14.5
                                     -----------------------------------------
Cost of revenues
   Products                             53.2        52.1              16.8
   Services                             19.7        21.0               7.4
                                     -----------------------------------------
      Total cost of revenues            72.9        73.1              14.1
                                     -----------------------------------------
      Gross profit                      27.1        26.9              15.4

Selling, general and
administrative expense                  17.8        17.5              17.3
Research and development expense         2.8         3.0               5.8
Litigation expense                       1.4           -                NM
                                     -----------------------------------------
      Income from operations             5.0         6.4              (9.5)

Interest expense                         1.5         1.4              22.5
Interest income                         (0.1)       (0.1)              4.7
Other (income) expense                   0.0         0.1             (81.3)
                                     -----------------------------------------
      Income before income taxes
       and the cumulative effect
       of accounting change              3.7         5.0             (16.1)

Provision for income taxes               1.2         1.9             (31.1)
                                     -----------------------------------------
      Income before the cumulative
       effect of accounting change       2.5%        3.1%             (6.7)%
                                     -----------------------------------------

NM - Not meaningful.

                         Fiscal Year 1994 versus 1993

Revenues

Total revenues increased nearly 15% to $364 million in 1994 from $317.9 million in 1993. Product sales grew by 18% to $259 million in 1994, including increases of $26.1 million (29.3%) for the company's SSG products and $13.2 million (10%) for the company's LSG products. Service revenues increased by $6.8 million or 7% over this period.

The revenue growth in SSG products occurred primarily in the company's international distribution channels, with particularly strong growth in export sales to Latin America. In the United States, most of the sales growth was experienced through the manufacturer's representatives channel. The majority of the growth in SSG revenue was attributable to sales of its newer products such as the Powerware Prestige and ONE-UPS(TM) lines, and to increased sales of the Powerware Plus product line as new applications and methods of distribution were established. The growth in international export sales is primarily from the success of product models designed for the international markets and from expanded international marketing efforts. SSG revenue included approximately $16 million in sales of new products, which were partially offset by declines of $7.8 million in sales of discontinued products. For the year ended September 30, 1994, total unit sales for SSG were approximately 50% higher than the prior year, resulting mainly from higher unit sales of lower kVA models. Higher unit sales were partially offset by a decrease in the average selling price per unit, as the lower kVA models are generally lower-priced than the larger UPS products, and also by price reductions in the approximate range of 5% to 10% from the prior year.

The $13.2 million increase in LSG revenues was due to sales growth in both the commercial and government markets. Commercial growth occurred primarily in the manufacturer's representatives channel and from increased sales of facilities monitoring software. Federal government sales growth came from an increase in product engineering for the FAA and sales under the company's multi-year contracts with the U.S. Navy. The commercial and government revenue increases were partially offset by declines in the international channels. The reduction in international sales was due to the non-recurrence of certain large sales in the prior year and to increased competition in certain regions. The total number of LSG modules sold decreased moderately from fiscal 1993, but the average sales price per system increased in 1994, primarily due to favorable model mix and increased sales of custom engineering, ancillary equipment, and spare parts. Over the last two years, a significant portion of LSG's sales have been to the FAA. As of September 30, 1994, most of the LSG products under this program have been shipped; consequently, total LSG sales in fiscal 1995 are expected to be approximately 15% lower than fiscal 1994 levels. See the Government Contract Matters section which follows for additional discussion.

The $6.8 million increase in WSG revenues for 1994 occurred primarily from increases in maintenance contract and other field service revenues. This growth resulted from increased marketing of battery services and from increased product sales with accompanying services. This growth occurred both domestically and internationally. Federal service revenues remained relatively constant with 1993 levels, although 1993 service revenues were 62% higher than in 1992, primarily because of the significant increase in 1993 of FAA site services. As of September 30, 1994, the company was installing systems at ten FAA sites and had thirteen sites in the engineering design stage, as compared to ten sites in construction and six sites in engineering design at September 30, 1993. Three FAA sites were completed in fiscal 1994. As described further in the Government Contract Matters section which follows, delivery on the remainder of the FAA orders is currently scheduled through fiscal 1997. While the level of FAA site service revenues will vary depending on site construction schedules and the type of services required, these service revenues are not expected to decline significantly until fiscal 1996. WSG revenue increases resulted principally from a higher quantity of services provided as opposed to increases in pricing.

Gross Profit

Gross profit increased by 15.4% over 1993 to $98.7 million. Gross profit as a percentage of total revenues increased slightly to 27.1% in 1994 from 26.9% in 1993. Gross profits from product sales were higher by $11.4 million, or 20.9%, as a result of higher revenues and improved gross profit margins for product sales, which increased to 25.4% in fiscal 1994 as compared to 24.7% in 1993. This improvement occurred primarily from increased sales of SSG products, which generally have higher gross profit margins than LSG products, and continued cost reduction efforts. These increases were partially offset by higher LSG ancillary equipment sales, which generally have lower margins than UPS equipment, sales of certain discontinued SSG product lines at lower than normal margins, and start-up costs for the new Powerware Prestige product line. The company continues its efforts toward cost reductions and operational efficiencies to maintain competitiveness and improve margins in response to the industry trend of declining UPS prices. Prices for all power ranges of UPS equipment have generally declined from the prior year in the approximate range of 5% to 10%, and this trend is expected to continue. Service margins decreased to 31.4% in 1994 from 31.8% in fiscal 1993, due principally to increased battery services, a decrease in margins on systems implementation services for the FAA, and a decrease in international service margins due to changes in the mix of services provided.

Selling, General and Administrative

Selling, general and administrative expense for fiscal 1994 increased $9.6 million or 17.3% over the prior year, with most of the increase in selling and marketing expenses. The higher level of spending reflects the company's growth strategy of investing in its distribution channels and promotional activities to improve its market position on a worldwide basis. The increase in selling and marketing expense supports a higher level of sales volume and the continued investment in market support and distribution development programs, particularly for the company's SSG products. These programs include the launch of new promotional campaigns, primarily in the United States, Latin America, China and Europe; expanded customer support capabilities; participation in several major trade shows; and the introduction of several new products such as the Powerware Prestige. The company also improved its distribution capacity worldwide, mainly through the addition of several leading distributors in various geographic markets.

Research and Development

Research and development expense increased approximately $558,000 or 5.8% as compared to fiscal 1993. The increase is due primarily to the ongoing development of facilities monitoring software as a result of the acquisition of DataTrax in fiscal 1993, and to the introduction of several models of the new Powerware Prestige and BPII product lines. Consistent with the company's strategy to expand its worldwide market position, many of the Prestige products are developed for international voltages and frequencies prior to their introduction in the United States. Other research and development activities in fiscal 1994 included the development of the new Powerware Plus 80 and the Series 3000M for LSG, both of which have improved performance at a lower cost than previous models, and to the ongoing development of other products and models, as well as additional product software and other product enhancements.

Litigation Expense

On March 1, 1994, the trial jury awarded damages of $3.75 million to the plaintiff in the re-trial of the Hendry litigation. While the company continued to believe that it should have no liability in this matter and announced its intention to appeal, it recorded a one-time charge in the second quarter of fiscal 1994 of $4,997,000, or $2,936,000 net of tax, for the jury verdict and the costs of the trial. On July 20, 1994, the company announced that a settlement agreement had been reached between the parties. Following agreement among the parties to settle, the District Court vacated the jury award of $3.75 million. To avoid further litigation, including anticipated post-trial motions and appeals, the company settled the case by making payments to the plaintiff and his attorneys. Since the total value of the settlement payments was less than the one-time charge for the jury verdict, no further charges were necessary in this matter. The Hendry litigation is discussed in more detail in the Litigation section which follows and in Note 15 of the notes to consolidated financial statements.

Interest/Other

Interest expense increased by approximately $996,000 or 23% from the prior year, of which approximately $700,000 is due to higher average debt balances used to finance increased levels of working capital. The remainder of the rise in interest expense is related to an increase in the average interest rate and to the write-off of certain deferred financing costs associated with the refinancing of the company's credit facility and the partial prepayment of the company's industrial revenue bonds. Other expense improved by approximately $322,000 or 81% during fiscal 1994, primarily as a result of favorable changes in foreign exchange rates and the loss on disposal of certain fixed assets in 1993.

Income Before Taxes

Higher revenues and gross profits in fiscal 1994 were offset by the $5 million charge for the Hendry litigation, resulting in income before income taxes and the cumulative effect of an accounting change of $13.5 million in 1994, $2.6 million or 16% lower than in fiscal 1993. Excluding the litigation charge, fiscal 1994 income before income taxes and the cumulative effect of accounting change would have been $18.5 million, $2.4 million or 15% higher than in fiscal 1993.

Provision for Income Taxes

The 1994 provision for income taxes reflects a consolidated effective tax rate of approximately 32% as compared to 39% in fiscal 1993. The decrease in the effective rate is due primarily to the higher recognition of tax benefits for net operating losses in 1994 than in 1993 as certain of the company's subsidiaries became profitable, and the utilization of certain state tax credits in fiscal 1994. The company expects its effective tax rate for fiscal 1995 to be approximately 39%.

Net Income

For fiscal 1994, income before the cumulative effect of an accounting change was $9,175,000, including the one-time charge in the second quarter of $4,997,000 ($2,936,000 after tax) for the previously discussed settlement of the Hendry litigation, as compared to income before the cumulative effect of an accounting change of $9,832,000 in fiscal 1993. The company recorded a cumulative effect adjustment of $1.0 million for a change in its method of accounting for income taxes in fiscal 1993, which had no impact on operating results or cash flows. Primary earnings per share before the cumulative effect of the accounting change for fiscal 1994 were $1.07, as compared to $1.21 in 1993, and fully diluted earnings per share were $1.03 for fiscal 1994 versus $1.10 in 1993.

Excluding the one-time charge for litigation in 1994 and the cumulative effect of the accounting change in fiscal 1993, net income for fiscal 1994 would have been $12.1 million, up $2.3 million or 23.5% from the prior year. Primary earnings per share would have been $1.45 in fiscal 1994 versus $1.21 for 1993, an increase of 20%, and fully diluted earnings per share would have been $1.34 versus $1.10 a year ago, up 22%.


Quarterly Operating Results

The company's quarterly operating results have fluctuated significantly. Quarterly results depend upon the timing of product shipments and major systems implementation services which can be influenced by a number of factors, some of which are beyond the company's control. This is particularly true for large, customized systems. The company has experienced seasonal fluctuations in revenues and operating results on a quarter-to-quarter basis. The fourth quarter typically has produced the largest portion of the company's revenues and income. The company believes that the fourth quarter results reflect increased shipments resulting from sales and management incentives which are tied to annual sales performance, and increased sales prompted by weather-related power disturbances during the spring and summer months. The first quarter has typically produced the smallest portion of the company's revenues and income, so that there has been a historical reduction in the company's first quarter results as compared to the previous fiscal year's fourth quarter. During fiscal years 1994 and 1993, revenues increased for each quarter within the applicable year, but revenues for the first quarter were lower than revenues for the fourth quarter of the prior year. See Note 16 of the notes to consolidated financial statements.

Selling, general and administrative, and research and development expenditures are incurred to support projected annual sales. These expenses do not necessarily vary proportionately with revenues on a quarterly basis. As a result, variations in quarterly revenues may not be accompanied by an equivalent change in expenses; therefore, operating margins can vary significantly between quarters.


Liquidity and Financial Condition

As of September 30, 1994, the company had $93.3 million of working capital, as compared to $87.0 million at September 30, 1993. The $6.3 million increase in working capital over the prior year is primarily attributable to increased accounts receivable balances related to higher fourth quarter revenues. Inventories increased about 6% over 1993 levels to support the increased levels of revenues and the introduction of several new SSG products. The increased levels of working capital have been financed using cash generated from operations, which was a positive $8.5 million in fiscal 1994 as compared to operating activities consuming cash of $3.3 million in fiscal 1993.

On September 30, 1994, the company refinanced its $75 million domestic secured bank credit facility with a $145 million package of domestic unsecured bank credit facilities comprised of a $95 million three-year revolving credit facility for working capital and general corporate purposes, including a sublimit of $30 million to be used in support of its international subsidiaries, and a $50 million two-year revolving credit facility to be used for financing certain acquisitions and refinancing specified existing obligations. For further information about this credit facility, see Note 6 of the notes to consolidated financial statements.

In fiscal 1990, Industrial Revenue Bonds (the IRBs) in the amount of $9 million were issued to finance a portion of the cost of constructing a manufacturing facility near Wilmington, North Carolina. On June 1, 1994, the company executed a partial redemption in the amount of $2.6 million using the excess project funds held in trust for future construction. The company used its new revolving credit facility to finance the early redemption of the remainder of the IRBs in December 1994.

In addition to the facility described above, a subsidiary of the company had a $5,000,000 revolving credit line from a bank. In April 1995, all outstanding amounts under this line were repaid with funds from the $95 million three-year revolving credit facility described above, and the line was terminated.

During fiscal 1994, the company invested approximately $8.7 million in capital expenditures, as compared to approximately $8.3 million in the same period of fiscal 1993. Capital expenditures for fiscal 1995 are expected to be approximately $11 to $12 million. As of September 30, 1994, commitments outstanding for capital expenditures were not material. The company believes that its cash flow from operations and its new revolving credit facilities will be sufficient to meet its short-term requirements for working capital and capital expenditures.

During the second quarter of fiscal 1995, the company completed an acquisition of International Power Machines Corporation (IPM), a manufacturer of UPS products. In accordance with the merger agreement, the company acquired all of the capital stock of IPM for approximately 1,510,000 newly registered shares of the company's common stock. With the consummation of the acquisition, which was accounted for as a pooling-of-interests, the company recorded a nonrecurring pretax charge of $5.5 million. This charge included approximately $3 million for legal, accounting, financial advisory, and other costs related to the merger. The company also expensed approximately $2.5 million for the estimated costs of closing a duplicate operating facility and discontinuing certain duplicate product lines manufactured at that facility. This merger is discussed more fully in Note 2 of the notes to consolidated financial statements.

On July 1, 1995, the company signed an agreement with Japan Storage Battery Co., Ltd. (JSB), whereby JSB converted its shares of the company's Series D and Series E Convertible Preferred Stock into 595,273 shares of the company's common stock. This conversion increased the company's common equity by approximately $10 million and reduced its annual cash dividend payments by approximately $790,000. See Note 8 of the notes to consolidated financial statements for further information.

In August 1995, the company completed the acquisition of Lectro Products, Inc. (Lectro), a broadband industry leader specializing in power protection and other transmission enhancement devices for converging cable television and telecommunications networks. The company acquired Lectro for approximately $12.4 million in a transaction that was accounted for as a purchase. Goodwill of approximately $10 million was recorded and is being amortized over twenty years. The results of operations of this company will be included in the company's consolidated financial statements beginning in August 1995. If Lectro had been consolidated at the beginning of the fiscal year, the effect on the company's operations or financial condition would not have been significant.

In October 1995, the holder of the company's $15,000,000 subordinated convertible notes informed the company of its intention to convert the notes to shares of the company's common stock under the terms of the note agreement. Such conversion would save approximately $1.26 million per year in interest expense. These notes are discussed further in Note 6 of the notes to consolidated financial statements.

In September 1995, the company wrote off approximately $1.5 million of costs related to a proposed acquisition that was not consummated. Such costs were incurred during fiscal 1995, and consisted primarily of legal, accounting, and other financial advisory services.

In November 1994, the Board of Directors authorized the repurchase of up to 5% of the company's outstanding common stock. Purchases may be made from time to time as management considers appropriate.


Contingencies

Litigation

In May 1990, Exide Electronics was served with a complaint entitled Branson v. Exide Electronics et al. in the Delaware Court of Chancery (Branson-Delaware), and in May 1991, a related case was filed in the United States District Court for the southern district of New York (Branson-New York). These complaints alleged, among other things, that Exide Electronics' description of a lawsuit entitled James Hendry d.b.a. Synergy Sales Engineering v. Exide Electronics Corporation (Hendry) in its prospectus dated December 21, 1989 was false and misleading. Exide Electronics recorded a charge in connection with Hendry of $4,997,000 ($2,936,000 after tax) in its operating results for the second quarter of fiscal 1994. In July 1994, the company reached a settlement in the Hendry suit. See the discussion of Litigation Expense above and Note 15 of the notes to consolidated financial statements for additional information.

In April 1995, Exide Electronics announced that it had settled the Branson suits. The Delaware Branson action had been dismissed once for failure to state a claim, but was reinstated following an appeal and was in the discovery process prior to the settlement. The company recorded a pre-tax charge of $700,000 for the settlement of these two related lawsuits in the quarter ended March 31, 1995. Court approval of the settlement agreement, after notice to affected shareholders, was granted in August 1995. While the company believed that neither suit had merit, it decided to settle as the suits were consuming valuable corporate time and attention and would have involved significant legal costs to pursue further.

Government Contract Matters

Sales to the United States Federal government accounted for approximately 33% and 35% of total revenues for the years ended September 30, 1994 and 1993, respectively. A significant portion of the company's sales to the Federal government in recent years have been under a five-year contract awarded to the company by the Air Force Logistics Command in May 1988 following a competitive procurement. As of September 30, 1994, a significant portion of the company's backlog related to orders received under this contract for the FAA. The period during which orders could be placed under this contract expired in May 1993. Expiration of this contract does not affect orders received prior to expiration, and delivery on the remainder of such orders, which consists primarily of site implementation services for the FAA, is currently planned through fiscal 1997.

During fiscal 1995, the company was awarded a large contract with the Air Force Air Logistics command, which had an evaluated value of more than $600 million over a five year period. Actual revenues under this contract will depend on the specific purchases, if any, of the Air Force and other governmental agencies which can use the contract during the contract period. The company is currently awaiting the completion of the post-award process, including the resolution of protests of the award by competitors. There can be no guarantee that the company will prevail in defending the award. However, the company can sell its products and services to the Federal government through its four existing Navy contracts, through its General Services Administration Schedule, and potentially in a subcontractor capacity or through the award of other new contracts. The company's contracts with the Federal government have no significant minimum purchase commitments, and the government may cease purchases under these contracts at any time for any reason. These contracts are subject to termination for the convenience of the government pursuant to the terms of the contracts.

The company's compliance with government contract regulations is audited or reviewed from time to time by government auditors, who have the right to audit the company's records and the records of its subcontractors during and after completion of contract performance. Under Federal government regulations, certain costs are not allowable as costs for which the government will reimburse the company. Government auditors may recommend that certain charges be treated as unallowable and reimbursement be made to the government. In addition, as part of the company's internal control practices, the company performs regular internal reviews of its charges to the government. In connection with such reviews, the company may make voluntary refunds to the government for certain unallowable or inadvertent charges, which are brought to the government's attention by the company. The company provides for estimated unallowable charges and voluntary refunds in its financial statements, and believes that its provisions were adequate as of September 30, 1994.

The company's Federal government business is currently performed under firm fixed-price type contracts and time-and-materials type contracts, and at times a combination of both contract types. During fiscal 1993, the company engaged in discussions with the Federal government regarding contract interpretation matters relating to certain time-and-materials charges by the company under its principal government contract. In August 1993, the company reached an agreement with the Federal government under which these matters were resolved to the satisfaction of the company. Under this agreement, there were no adjustments relating to the company's past time-and-materials charges, and accordingly there was no effect on the company's financial statements for prior periods relating to this matter. The agreement provided for adjustments to certain hourly labor rates and limited the recovery of certain general and administrative costs prospectively from August 10, 1993.

Foreign Currency Exposures

International sales accounted for approximately 25% and 22% of total revenues for the years ended September 30, 1994 and 1993, respectively. A significant portion of these revenues are denominated in foreign currencies. As of September 30, 1994, approximately 15% of the company's total assets were located outside the United States, primarily in Canada and Europe. Significant fluctuations in foreign currency exchange rates can result in gains or losses on foreign currency transactions, which are recorded in the consolidated statement of operations. Fluctuations in the recorded value of the company's net investment in its international subsidiaries resulting from changes in foreign exchange rates are recorded in the cumulative translation adjustments component of common shareholders' equity. The company manages these risks using a combination of natural hedges to reduce translation risk and, from time to time, foreign currency hedges to reduce risks on accounts receivable or payable. European and Canadian currencies have been especially volatile in the last two years. For fiscal 1994, the company had foreign exchange transaction losses of approximately $257,000, as compared to losses of approximately $221,000 in 1993, and the change in the cumulative translation adjustments account increased the recorded value of common shareholders' equity by $154,000 from September 30, 1993 to September 30, 1994. At September 30, 1994, the company had accounts receivable and accounts payable totaling approximately $5.3 million that were exposed to fluctuations in exchange rates, and had no significant foreign currency hedges covering these amounts. These balances were spread among various currencies, primarily the Canadian dollar, the French franc, the Japanese yen, the English pound, and the German mark.

EXIDE ELECTRONICS GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

                                                                     Year Ended September 30,
                                                                  ------------------------------
                                                                  1994         1993         1992
                                                                  ----         ----         ----
Revenues
   Products                                                    $ 259,403    $ 220,143    $ 186,579
   Services                                                      104,580       97,799       60,524
                                                                 -------       ------       ------
     Total revenues                                              363,983      317,942      247,103
                                                                 -------      -------      -------
Cost of revenues

   Products                                                      193,572      165,700      142,896
   Services                                                       71,716       66,747       35,512
                                                                  ------       ------       ------
     Total cost of revenues                                      265,288      232,447      178,408
                                                                 -------      -------      -------
   Gross profit                                                   98,695       85,495       68,695

Selling, general and administrative expense                       65,086       55,506       47,066
Research and development expense                                  10,150        9,592        8,785
Litigation expense                                                 4,997            -            -

   Income from operations                                         18,462       20,397       12,844
                                                                  ------       ------       ------
Interest expense                                                   5,417        4,421        5,090
Interest income                                                     (488)        (466)        (559)
Other (income) expense                                                74          396         (846)

   Income before income taxes and the cumulative
      effect of accounting change                                 13,459       16,046        9,159

Provision for income taxes                                         4,284        6,214        3,103
                                                                   -----        -----        -----
   Income before the cumulative effect
      of accounting change                                         9,175        9,832        6,056

Cumulative effect of accounting change                                 -        1,000            -
                                                                   -----        -----        -----
Net income                                                     $   9,175    $  10,832    $   6,056
                                                               =========    =========    =========
Preferred stock dividends                                           (790)      (1,071)        (484)
                                                                    ----       ------         ----
Net income applicable to common shareholders                   $   8,385    $   9,761    $   5,572
                                                               =========    =========    =========
Primary earnings per share
   Income before the cumulative effect of
      accounting change                                        $    1.07    $    1.21    $    0.79

   Cumulative effect of accounting change                              -         0.13            -
                                                                    ----         ----         ----
   Net income                                                  $    1.07    $    1.34    $    0.79
                                                               =========    =========    =========
   Weighted average number of common and equivalent
      shares outstanding                                           7,814        7,270        7,039
                                                                   =====        =====        =====
Fully diluted earnings per share
   Income before the cumulative effect of
      accounting change                                        $    1.03    $    1.10    $    0.79

   Cumulative effect of accounting change                              -         0.11            -
                                                                    ----         ----         ----
   Net income                                                  $    1.03    $    1.21    $    0.79
                                                               =========    =========    =========
   Weighted average number of common and equivalent
      shares outstanding                                           9,393        9,316        7,651
                                                                   =====        =====        =====

The accompanying notes are an integral part of these financial statements, which have been restated to reflect the merger with International Power Machines on a pooling-of-interests basis.

EXIDE ELECTRONICS GROUP, INC.
CONSOLIDATED BALANCE SHEET
(dollars in thousands)

                                                                                   September 30,
                                                                                1994           1993
                                                                                ----           ----
 Assets

 Current assets
    Cash and cash equivalents                                              $   5,886      $   4,465
    Accounts receivable                                                      105,712         97,832
    Inventories                                                               55,529         52,258
    Other current assets                                                      12,081          7,794
                                                                              ------          -----
       Total current assets                                                  179,208        162,349
                                                                             -------        -------
 Property, plant, and equipment
    Land, buildings, and leasehold improvements                                8,809          8,655
    Machinery and equipment                                                   51,653         43,735
                                                                              ------         ------
                                                                              60,462         52,390
    Accumulated depreciation                                                  32,250         26,633
                                                                              ------         ------
                                                                              28,212         25,757
 Other assets                                                                 17,256         15,127
                                                                              ------         ------
                                                                           $ 224,676      $ 203,233
                                                                           =========      =========
 Liabilities, Redeemable Preferred Stock, & Common Shareholders' Equity

 Current liabilities

    Short-term debt                                                        $   5,802      $   2,654
    Accounts payable                                                          44,958         40,983
    Deferred revenues                                                         16,577         11,542
    Accrued compensation                                                       8,153          7,166
    Accrued income taxes payable                                                  39          4,563
    Other accrued liabilities                                                 10,342          8,412
                                                                               -----         ------
       Total current liabilities                                              85,871         75,320
                                                                              ------         ------
 Long-term debt                                                               43,400         41,805
                                                                              ------         ------
 Convertible subordinated notes                                               15,000         15,000
                                                                              ------         ------
 Deferred liabilities                                                          2,943          3,091
                                                                               -----          -----
 Redeemable preferred stock                                                   10,000         10,000
                                                                              ------         ------
 Commitments and contingencies
 (Notes 6,7, and 15)

 Common shareholders' equity
    Common stock, $0.01 par value,
     30,000,000 shares authorized;
     shares issued - 7,735,165 in
     1994 and 7,620,008 in 1993                                                   77             76
    Additional paid-in capital                                                48,223         46,225
    Retained earnings                                                         26,870         19,576
    Cumulative translation adjustments                                        (1,757)        (1,911)
                                                                              ------         ------
                                                                              73,413         63,966
    Less:  Notes receivable from shareholders                                 (5,951)        (5,949)
                                                                              ------         ------
                                                                              67,462         58,017
                                                                              ------         ------
                                                                           $ 224,676      $ 203,233
                                                                           =========      =========

The accompanying notes are an integral part of these financial statements, which have been restated to reflect the merger with International Power Machines on a pooling-of-interests basis.

EXIDE ELECTRONICS GROUP, INC.
CONSOLIDATED STATEMENT OF CHANGES IN COMMON SHAREHOLDERS' EQUITY
(in thousands)

                                                                                                        Notes
                                                      Additional               Cumulative            Receivable
                                          Common       Paid-in     Retained    Translation  Treasury    From
                                          Stock        Capital     Earnings    Adjustments   Stock   Shareholders  Total
                                         -------      --------     --------     -------     ------   ---------    --------
Balance at September 30, 1991
   As previously reported                    $55      $ 29,214     $  9,884     $    98     $(377)    $(5,733)    $ 33,141
   Adjustment for pooling of interests
     with IPM                                 15        11,530       (4,941)          -         -           -        6,604
                                            ----        ------       ------        ----      ----        ----        -----
 Balance as restated for merger               70        40,744        4,943          98      (377)     (5,733)      39,745
                                            ----        ------        -----        ----      ----      ------       ------

   IPM preferred stock dividends               -             -         (300)          -         -           -         (300)
   Exide Electronics preferred stock
       dividends                               -             -         (484)          -         -           -         (484)
   Accrued interest income on notes
       receivable from shareholders            -             -            -           -         -        (252)        (252)
   Other, net                                  -          (166)           -        (613)      377         138         (264)
   Net income                                  -             -        6,056           -         -           -        6,056
                                            ----          ----        -----        ----      ----        ----        -----
 Balance at September 30, 1992                70        40,578       10,215        (515)        -      (5,847)      44,501
                                            ----        ------       ------        ----      ----      ------       ------

  Issuance of common stock                     1            597           -           -         -           -          598
   Conversion of Series C
       preferred stock                         5         4,995            -           -         -           -        5,000
   IPM preferred stock dividends               -             -         (400)          -         -           -         (400)
   Exide Electronics preferred stock
       dividends                               -             -       (1,071)          -         -           -       (1,071)
   Accrued interest income on notes
     receivable from shareholders              -             -            -           -         -        (262)        (262)
   Other, net                                  -            55            -      (1,396)        -         160       (1,181)
   Net income                                  -             -       10,832           -         -           -       10,832
                                            ----          ----       ------        ----      ----        ----       ------
 Balance at September 30, 1993               $76        46,225       19,576      (1,911)        -      (5,949)      58,017
                                            ----        ------       ------      ------      ----      ------       ------

   Adjustment to conform fiscal year
       of IPM                                  -             -         (591)          -         -           -         (591)
   Issuance of common stock                    1         1,998            -           -         -           -        1,999
   IPM preferred stock dividends               -             -         (500)          -         -           -         (500)
   Exide Electronics preferred stock
       dividends                               -             -         (790)          -         -           -         (790)
   Accrued interest income on notes
      receivable from shareholders             -             -            -           -         -        (278)        (278)
   Other, net                                  -             -            -         154         -         276          430
   Net income                                  -             -        9,175           -         -           -        9,175
                                            ----          ----        -----        ----      ----        ----        -----
 Balance at September 30, 1994               $77       $ 48,223    $ 26,870     $(1,757)    $   -     $(5,951)    $ 67,462
                                            ====       ========    ========     =======      ====     =======     ========

The accompanying notes are an integral part of these financial statements, which have been restated to reflect the merger with International Power Machines on a pooling-of-interests basis.

EXIDE ELECTRONICS GROUP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(dollars in thousands)


                                                                                  Year Ended September 30,
                                                                              --------------------------------
                                                                              1994          1993          1992
                                                                              ----          ----          ----
Cash flows from operating activities
  Net income                                                               $  9,175      $ 10,832      $  6,056
  Adjustment to conform fiscal year of IPM                                       49             -             -
  Adjustments to reconcile net income to cash provided by (used in) operating activities:
    Depreciation expense                                                      6,105         5,304         4,633
    Amortization expense                                                      2,325         1,646         2,165
    Increase in accounts receivable                                          (7,351)      (25,867)      (12,669)
    (Increase) decrease in inventories                                       (4,943)      (14,795)        2,109
    (Increase) decrease in other current assets                              (2,549)          437          (120)
    Increase (decrease) in accounts payable                                   2,657        14,935        (7,164)
    Increase in other current liabilities                                     1,946         5,869         1,901
    Cumulative effect of accounting change                                        -        (1,000)            -
    Other, net                                                                1,064          (682)          415
                                                                              -----          ----           ---
      Net cash provided by (used in) operating
           activities                                                         8,478        (3,321)       (2,674)
                                                                              -----        ------        ------
Cash flows from investing activities
  Acquisitions of property, plant, and equipment                             (8,735)       (8,255)       (5,828)
  Acquisitions, net of cash acquired                                         (3,580)       (1,983)         (953)
  Other, net                                                                 (1,576)       (1,282)         (512)
                                                                             ------        ------          ----
      Net cash used in investing activities                                 (13,891)      (11,520)       (7,293)
                                                                            -------       -------        ------
Cash flows from financing activities
  Proceeds from bank credit facilities                                       91,938        78,527        42,166
  Payments of bank credit facilities                                        (83,629)      (63,703)      (52,569)
  Issuance of convertible subordinated notes                                      -             -        15,000
  Payments on industrial revenue bonds                                       (3,500)         (900)            -
  (Increase) decrease in funds held in trust
     for future construction                                                  2,600           (64)          264
  Issuance of common stock                                                    1,055           598            32
  Issuance of redeemable preferred stock                                          -         4,900         5,100
  Preferred stock dividends of Exide Electronics                               (839)       (1,006)         (341)
  Preferred stock dividends of IPM                                             (500)         (400)         (300)
  Payments of notes receivable from shareholders                                276           160           138
  Other, net                                                                   (567)         (879)         (217)
                                                                               ----          ----          ----
      Net cash provided by financing activities                               6,834        17,233         9,273
                                                                              -----        ------         -----
Net increase (decrease) in cash and cash equivalents                          1,421         2,392          (694)

Cash and cash equivalents, beginning of period                                4,465         2,073         2,767
                                                                              -----         -----         -----
Cash and cash equivalents, end of period                                   $  5,886      $  4,465      $  2,073
                                                                           ========      ========      ========


The accompanying notes are an integral part of these financial statements, which have been restated to reflect the merger with International Power Machines on a pooling-of-interests basis.

EXIDE ELECTRONICS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1: Significant Accounting Policies

Basis of Presentation
The consolidated financial statements include the accounts of Exide Electronics Group, Inc. (the company) and its wholly-owned subsidiaries. The company designs, manufactures, markets, and services a broad line of uninterruptible power systems (UPS) products that protect computers and other sensitive electronic equipment against electrical power distortions and interruptions. The company's investments in joint ventures are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

On February 8, 1995, the company completed the merger of International Power Machines Corporation (IPM) with and into a newly formed subsidiary of the company. The merger was structured as a tax-free exchange and was accounted for as a pooling-of-interests. Accordingly, the accompanying consolidated financial statements and related notes have been restated to include the accounts and results of operations of IPM for all periods presented (see Note 2).

Revenues
Revenues from product sales are recognized at the time of shipment to customers. Service revenues are recognized as services are performed. Maintenance contract revenues, net of directly associated costs, are deferred and recognized on a straight-line basis over the terms of the contracts. All revenues are shown net of provisions for customer returns and allowances.

Per Share Data
Primary net income per common and equivalent share is computed using net income after preferred stock dividends and the weighted average number of shares of common stock and dilutive common stock equivalents. Fully diluted net income per share is similarly computed but includes the effect, when dilutive, of assumed conversion of the company's convertible subordinated notes and redeemable preferred stock.

Inventories
Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for certain domestic inventories and by the first-in, first-out (FIFO) method for the remaining inventories.

Property, Plant, and Equipment
Property, plant, and equipment is stated at original cost. Depreciation and amortization is calculated using primarily the straight-line method for financial reporting purposes and primarily accelerated methods for tax purposes. For financial reporting purposes, equipment is depreciated over three to ten years and buildings are depreciated over thirty years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease.

Software Development Costs
Costs of developing new software products and enhancements to existing software products are capitalized after technological feasibility is established. The costs of capitalized software are amortized over one to five years or the estimated useful lives of the related products, if less. The company capitalized software development costs of $1,072,000 in 1994, $854,000 in 1993, and $595,000 in 1992. Related amortization expense was $683,000 in 1994, $277,000 in 1993, and $172,000 in 1992.

Other Assets
Other assets include goodwill, which is being amortized over periods ranging from five to forty years.

Translation of Foreign Currencies
Certain of the company's non-U.S. subsidiaries use their local currency as their functional currency. Their asset and liability accounts are translated into U.S. dollars at the exchange rates in effect at the balance sheet date, while revenues and expenses are translated using average exchange rates during the period. Resulting translation adjustments are recorded directly to the cumulative translation adjustments component of common shareholders' equity and do not affect the results of operations. Gains (losses) on foreign currency transactions were $(257,000) in 1994, $(221,000) in 1993, and $813,000 in 1992.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Actual results may differ from those estimates.


Note 2 - Merger with IPM

On February 8, 1995, the company completed the merger of International Power Machines Corporation (IPM) with and into a newly-formed subsidiary of the company. IPM develops, manufactures, sells, and services uninterruptible power systems, and is very similar to Exide Electronics in terms of products and services provided and its channels of distribution. Under the terms of the agreement, the company issued approximately 1,510,000 newly registered shares of Exide Electronics' common stock for all of the outstanding shares of IPM's common and preferred stock. The merger was structured as a tax-free exchange and was accounted for as a pooling-of-interests. Accordingly, the accompanying consolidated financial statements and related notes have been restated to include the accounts and results of operations of IPM for all periods presented.

Historically, IPM prepared its financial statements using a December 31 fiscal year end. As of September 30, 1994, IPM's fiscal year end has been changed to conform to Exide Electronics' September 30 year end. The consolidated statement of operations for the year ended September 30, 1994 combines Exide Electronics' historical consolidated statement of operations for the fiscal year ended September 30, 1994 with IPM's consolidated statement of operations for the year ended September 30, 1994. In accordance with the accounting rules prescribed or permitted for pooling-of-interests, the restated financial statements for the fiscal years ended September 30, 1993 and 1992 combine the historical consolidated results of operations of Exide Electronics for the years then ended with IPM's historical consolidated results of operations for the calendar years ended December 31, 1993 and 1992, respectively. The restated balance sheet as of September 30, 1994 combines Exide Electronics' historical consolidated balance sheet as of September 30, 1994 with IPM's consolidated balance sheet as of that date. The restated balance sheet as of September 30, 1993 combines Exide Electronics' historical consolidated balance sheet as of September 30, 1993 with IPM's historical consolidated balance sheet as of December 31, 1993. As a result, IPM's operations for the quarter ended December 31, 1993 are included in the consolidated statements of income, changes in shareholders' equity, and cash flows for both of the fiscal years ended September 30, 1994 and 1993. IPM's results of operations for the quarter ended December 31, 1993 are summarized as follows (in thousands):

                   Revenues                                   $ 9,486
                   Net income                                  $  688

An adjustment to conform IPM's fiscal year is shown in the accompanying consolidated statement of changes in shareholders' equity. An adjustment to conform IPM's fiscal year end is also shown in the accompanying consolidated statement of cash flows for the year ended September 30, 1994 to account for IPM's change in cash for the quarter ended December 31, 1993. Combined and separate results of Exide Electronics and IPM during the periods preceding the merger were as follows (in thousands):

Year ended September 30,                    Exide
  1994                                   Electronics              IPM             Adjustments           Combined
                                         -----------          ----------          -----------          ----------
    Revenues                            $    326,583          $   37,400                  -            $  363,983
    Net income                          $      7,731          $    1,566          $    (122)           $    9,175

Year ended September 30,
  1993
   Revenues                             $    281,949          $   35,993                  -            $  317,942
   Net income                           $      9,251          $    1,814          $    (233)           $   10,832

Year ended September 30,
  1992
   Revenues                             $    213,364          $   33,739                  -            $  247,103
   Net income                           $      5,035          $    1,200          $    (179)           $    6,056

The combined financial results presented above and the accompanying consolidated financial statements include adjustments to conform the accounting methodology of IPM for reserving for excess and obsolete service inventories to the accounting methodology used by Exide Electronics. There were no intercompany transactions during the period.

In connection with the merger, the company recorded a nonrecurring pretax charge of $5.5 million in the quarter ended March 31, 1995. This charge included approximately $3 million for legal, accounting, financial advisory, and other costs. The company also expensed approximately $2.5 million for the estimated costs of closing a duplicate operating facility and discontinuing certain duplicate product lines manufactured at that facility.

Note 3: Accounts Receivable

Accounts receivable consisted of the following (in thousands):

                                                September 30,
                                              1994       1993
                                              ----       ----
Accounts receivable:
  Commercial                               $ 73,913   $ 54,080
  United States government                   33,947     46,612
                                             ------     ------
                                            107,860    100,692
                                            -------    -------
Less: Allowance for doubtful
  accounts, customer returns
  and adjustments                             2,148      2,860
                                              -----      -----
                                           $105,712   $ 97,832
                                           ========   ========

Accounts receivable at September 30, 1994 and 1993 included unbilled receivables of $12,808,000 and $15,086,000, and retainage receivables of $755,500 and $723,000, respectively. Unbilled receivables relate primarily to one United States government contract with multiple installation sites and are generally billable in the month following contract performance. Retainage receivables generally relate to larger customer contracts and become payable at specified dates after installation and customer acceptance.

Commercial accounts receivable are generally not concentrated in any geographic region or industry. Collateral is usually not required except for certain international transactions for which the company requires letters of credit to secure payment.


Note 4: Inventories

Inventories, which include materials, labor, and manufacturing overhead consisted of the following (in thousands):

                                              September 30,
                                             1994      1993
                                             ----      ----
Raw materials and supplies                 $20,149   $19,820
Work in process                              7,288     7,094
Finished goods                              14,805    15,234
Service parts                               13,287    10,110
                                            ------    ------
                                           $55,529   $52,258
                                           =======   =======

Domestic inventories of approximately $37,900,000 and $38,600,000 were valued using the LIFO method at September 30, 1994 and 1993, respectively. The LIFO value exceeded the FIFO value (which approximated replacement cost) of these inventories by approximately $693,000 at September 30, 1994 and $760,000 at September 30, 1993. The effect on net income of liquidation of prior years' LIFO layers in 1994 was not significant.


Note 5: Short-Term Debt

Certain of the company's subsidiaries maintain various lines of credit. These lines, which had interest rates ranging from 6.75% to 8.9% at September 30, 1994, are primarily due on demand and are generally secured by accounts receivable, inventories, guaranties of payment by the company, or a combination thereof. At September 30, 1994, the maximum amount available under these facilities was approximately $7.1 million, subject to the sufficiency of the underlying collateral, and approximately $4,902,000 and $1,754,000, was outstanding at September 30, 1994 and 1993, respectively. The balance outstanding at September 30, 1994 approximated fair value for loans with similar terms.


Note 6: Long-Term Debt and Convertible Subordinated Notes

Long-term debt consisted of the following (in thousands):

                                                              September 30,
                                                              1994     1993
                                                              ----     ----
Domestic bank credit facilities                             $39,700   $34,605
Industrial revenue bonds                                      4,600     8,100
                                                              -----     -----
                                                             44,300    42,705
Less current portion                                            900       900
                                                                ---       ---
                                                            $43,400   $41,805
                                                            =======   =======

Convertible subordinated notes                              $15,000   $15,000
                                                            =======   =======

On September 30, 1994, the company refinanced its former $75 million domestic secured bank credit facility with a $145 million package comprised of a $95 million unsecured three-year revolving credit facility (Facility A) for working capital and general corporate purposes, which may include letters of credit, and a $50 million unsecured two-year revolving credit facility (Facility B) for financing certain acquisitions and refinancing specified existing obligations. Facility A includes a sublimit of $30 million to be used in support of the company's international subsidiaries.

Amounts outstanding at September 30, 1994 under both facilities accrued interest at either the agent bank's base rate or, at the company's option, the LIBOR rate plus .60%. At September 30, 1994, the interest rate on these facilities was 7.75% and the balance outstanding approximated its fair value. The average daily unutilized commitment incurs a commitment fee of .20% per annum, and letters of credit bear a fee of .60% per annum. These rates and fees may be adjusted based on a senior debt to cash flow ratio, as defined in the credit agreement. Amounts outstanding under Facility A are due and payable on September 30, 1997. Amounts outstanding under Facility B will convert to a term loan on September 30, 1996, with quarterly principal payments thereafter of 5% of the amount outstanding on conversion, with the remaining balance due September 30, 1999.

The credit agreement contains certain financial covenants, including a senior debt to cash flow ratio, a fixed charge coverage ratio, a leverage ratio, and a minimum net worth requirement. As of September 30, 1994, the company was in compliance with all financial covenants. The credit agreement also imposes certain restrictions on mergers, acquisitions, investments in other companies and liquidations; additional senior indebtedness; disposition of assets; related party transactions; and prohibits payments of dividends on common stock if the company would be in default before or after such dividend payment.

In addition to the facility described above, a subsidiary of the company had a $5,000,000 revolving credit facility from a bank. Borrowings under this facility were secured by substantially all of the assets of the subsidiary, and were due July 1, 1996. In April 1995, all outstanding amounts under this facility were repaid with funds from Facility A and the facility was terminated.

In fiscal 1990, Industrial Revenue Bonds (the IRBs) in the aggregate amount of $9 million were issued to finance a portion of the cost of constructing a manufacturing facility near Wilmington, North Carolina. The average interest rate on the IRBs was 7.24%. The bonds were secured by a standby letter of credit (the IRB letter of credit), and at September 30, 1994, the outstanding balance on the IRB letter of credit was $4.9 million. The market value of these bonds at September 30, 1994 was approximately $4.8 million, based on values of bonds with similar terms. On June 1, 1994, the company executed a partial redemption in the amount of $2.6 million using the excess project funds held in trust for future construction. On December 1, 1994, the company exercised its option to redeem the remaining bonds outstanding at a redemption price of 102%.

In September 1992, the company sold $15 million of convertible subordinated notes (the Notes). Interest was payable semi-annually at 8.375%, and the principal was payable in semi-annual installments of $3 million each, commencing June 30, 1998, with the final payment on June 30, 2000. Under the terms of the Notes, the company agreed to maintain a stipulated amount of minimum consolidated net worth and agreed not to incur new debt obligations unless it met certain tests. As of September 30, 1994, the company was in compliance with these financial covenants and was not restricted on new borrowings under its revolving credit facility. The agreement also imposed certain restrictions on the discount or sale of receivables, on leasebacks, liens, transfers of assets, and payment of dividends if such payment would cause an event of default. The market value of the Notes if they had been converted into the company's common stock at September 30, 1994 was approximately $24.9 million.

The Notes were convertible into common stock of the company at any time for an initial conversion price of $13.08 per share, subject to adjustment for certain events. In October 1995, the holder of the Notes informed the company of its intention to convert the Notes to shares of the company's common stock under the terms of the note agreement. Such conversion would save approximately $1.26 million per year in interest expense.

Future maturities on long-term debt and the Notes at September 30, 1994, based upon the redemption in December 1994 of the IRBs using Facility B and payoff of the subsidiary's debt facility using Facility A, were (in thousands):

1995                                               -
1996                                               -
1997                                          40,620
1998                                           3,920
1999                                           8,760
Thereafter                                     6,000
                                             -------
                                             $59,300
                                             =======

Note 7: Lease Commitments

The company leases buildings, equipment, and machinery under various operating leases. Future minimum payments at September 30, 1994 under noncancellable operating leases were (in thousands):

1995                                         $ 5,712
1996                                           5,012
1997                                           3,565
1998                                           2,780
1999                                           2,515
Thereafter                                     4,205
                                             -------
Total                                        $23,789
                                             =======

Rental expense related to operating leases was $7,780,000 in 1994, $7,165,000 in 1993, and $6,556,000 in 1992.

Note 8: Redeemable Preferred Stock

Authorized preferred stock consists of 2,000,000 shares of $0.01 par value preferred stock, of which 6,000 shares have been designated as Series D Preferred Stock, 6,000 shares as Series E Preferred Stock, and 200,000 shares as Series F Junior Participating Preferred Stock. As of September 30, 1994, 5,100 shares of Series D Preferred Stock and 4,900 shares of Series E Preferred Stock were issued and outstanding. By shareholder vote in February 1995, authorization for the Series A, Series B, and Series C Preferred Stock was removed from the company's articles of incorporation. No shares of Series A, Series B, or Series C Preferred Stock were outstanding at September 30, 1994.

In August 1991, the company issued 5,000 shares of Series C Convertible Preferred Stock (the Series C shares) at a purchase price of $1,000 per share. The Series C shares were convertible at the option of the holder into the company's common stock at a conversion price per share of $9.5062. The holder exercised this option in August 1993 and converted the Series C shares into 525,972 shares of the company's common stock.

In July 1992, the company issued to Japan Storage Battery Co., Ltd. (JSB) 5,100 shares of the company's Series D Convertible Preferred Stock (the Series D shares) at a purchase price of $1,000 per share. JSB had the right to convert some or all of the Series D shares into the company's common stock at a conversion price per share of $13.08, subject to adjustment upon the occurrence of certain events. In December 1992, JSB exercised an option to purchase 4,900 shares of Series E Convertible Preferred Stock (the Series E shares) at a purchase price of $1,000 per share. The Series E shares were convertible at the option of JSB into the company's common stock at a conversion price per share of $23.86, subject to adjustment upon the occurrence of certain events.

The holder of the Series D and Series E shares was entitled to receive cumulative cash dividends per share at the rate of $80.00 and $77.83 per annum, respectively, payable semi-annually. In the event the company was unable to pay such dividends in cash, the company would be required to pay such dividends in the form of additional preferred shares. The company had the right to redeem some or all of the outstanding shares at prices and terms set forth in the respective agreements. The holder of these shares also had optional redemption rights in accordance with the agreements upon the occurrence of certain events. In the event of liquidation of the company, these shares would have had preference equal to $1,000 per share plus all accrued and unpaid dividends. JSB had a right of first refusal to purchase, on a pro rata basis (based on the percentage ownership of company stock), new securities which the company may sell in the future. For any vote of the company's shareholders, the holder of the Series D and Series E shares was entitled to one vote for each whole share of the company's common stock into which the preferred shares were convertible. Additionally, as long as JSB held more than 80% of the Series D and Series E shares, it had the right to elect one director to the company's Board of Directors.

The market values of the Series D and Series E shares if they had been converted into the company's common stock at September 30, 1994 were approximately $8.5 million and $4.5 million, respectively.

On July 1, 1995, JSB converted its Series D and Series E shares into 595,273 shares of common stock. As a result of the conversion, there is no Series D or Series E preferred stock outstanding.

The company owns 50% of a joint venture with JSB for distribution of products in Japan. The carrying value of the company's investment in the joint venture at September 30, 1994 was $131,000. Total sales to the joint venture by the company were approximately $4.1 million in 1994, $3.6 million in 1993, and $3.1 million in 1992. Accounts receivable from the joint venture were approximately $938,000 and $405,000 at September 30, 1994 and 1993, respectively.


Note 9: Common Shareholders' Equity

As of September 30, 1994, the company had notes receivable of $5,951,000 (including accrued interest of $1,864,000) related to the sale of 593,340 shares of common stock to certain employees. The notes generally bear simple interest at prime and are payable ten years from the date of issuance or earlier upon sales of the shares or upon termination of employment. The market value of these notes receivable at September 30, 1994 was approximately $5,120,000, based upon the value of notes with similar terms.

In November 1992, the Board of Directors adopted a shareholders' rights plan to deter coercive takeover tactics and to prevent a potential acquirer from gaining control of the company without offering a fair price to all of the company's shareholders. The Board declared a dividend distribution of one Right for each share of common stock outstanding on or issued after December 7, 1992 (the Right or Rights). Each Right, when exercisable, entitles the registered holder to purchase from the company one one-hundredth of a share of Series F Junior Participating Preferred Stock at a purchase price of $80 per one one-hundredth share, subject to certain adjustments. The Rights will become exercisable only upon the occurrence of a person or group acquiring beneficial ownership of 15% or more of the company's then outstanding common stock, and will expire in December 2002 unless previously redeemed or exchanged by the company.

In the event that a person becomes the beneficial owner of 15% or more of the company's then outstanding shares of common stock, except pursuant to an offer for all outstanding shares of common stock which the outside directors determine to be fair to and otherwise in the best interests of the company and its shareholders, each holder of a Right, other than the person triggering the Rights, will have the right to receive common stock (or in certain circumstances, cash, property or other securities of the company) having a value equal to two times the exercise price of the Right. Similarly, if the company is acquired in a merger or other similar business combination without the consent of the company's Board of Directors, each holder of a Right, except the person triggering the Rights, will have the right to receive common stock of the acquiring company having a value equal to two times the exercise price of the Right.

In November 1994, the Board of Directors authorized the repurchase of up to 5% of the company's outstanding common stock. Purchases may be made from time to time as management considers appropriate.


Note 10: Stock and Benefit Plans

1989 Stock Option Plan
This plan provides for the grant to selected employees of options for up to 550,000 shares of the company's common stock. The purchase price for stock options under this plan shall be no less than fair market value of the common stock at the date of grant.

Non-Employee Directors Stock Option Plan
This plan provides for the grant of up to 87,500 shares of the company's common stock. Each non-employee director of the company receives an option to purchase 2,500 shares of common stock on the date of commencement of service as a director and annually thereafter. The purchase price for stock options under this plan shall be no less than fair market value of the common stock at the date of grant. The following table summarizes the activity under these plans:

                                                 Shares                     Exercise
                                                Available      Options       Price
                                                for Grant    Outstanding     Range
                                                ---------   ------------  -----------
 Balances at September 30, 1991                  393,963       243,537   $2.99-$27.32

 1992 Activity:
     Granted                                    (203,705)      203,705     6.88-18.00
     Exercised                                         -        (1,250)          6.50
     Forfeited                                    11,012       (11,012)    6.50-27.32
                                                  ------       -------     ----------
  Balances at September 30, 1992                 201,270       434,980     2.99-18.00

 1993 Activity:
     Granted                                     (48,000)       48,000    15.00-20.13
     Exercised                                         -       (23,375)    6.50-15.00
     Forfeited                                    17,250       (17,250)    6.50-15.00
                                                  ------       -------     ----------
 Balances at September 30, 1993                  170,520       442,355     2.99-20.13

 1994 Activity:
     Granted                                     (64,000)       64,000    16.13-23.50
     Exercised                                         -       (49,059)    2.99-17.38
     Forfeited                                    26,285       (26,285)    6.50-15.00
                                                  ------       -------     ----------
 Balances at September 30, 1994                  132,805       431,011   $6.50-$23.50
                                                 =======       =======   ============

As of September 30, 1994, outstanding options to purchase 290,202 common shares were exercisable. Most of these options expire ten years after the grant date if not exercised.

In February 1995, the company's stockholders approved the 1995 Employee Stock Option and Restricted Stock Plan and the 1995 Directors Plan. These plans provide for the grant of up to 750,000 and 150,000 shares of the company's common stock, respectively.

Employee Stock Purchase Plan
This plan provides for the grant to employees of rights to purchase shares of the company's common stock. Shares are purchased at the end of an offering period, with a purchase price for the shares equal to the lower of 85% of the fair market value of the common stock at the beginning or the end of the offering period. A maximum of 600,000 shares have been authorized under this plan, and through September 30, 1994, 179,070 shares have been issued. For the offering period that expired on December 31, 1994, 54,934 shares were issued at a price of $14.10.

Benefit Plans
The company and its subsidiaries have defined contribution plans that cover substantially all employees. The plans allow for the matching of voluntary employee contributions and the company may elect to make additional contributions at the discretion of the Board of Directors. Total expenses related to these plans were $2,303,000 in 1994, $2,097,000 in 1993, and $1,565,000 in 1992.


NOTE 11:  Geographic Operations

                                                                         1994             1993              1992
                                                                         ----             ----              ----
Revenues (in thousands)
   United States -
     Unaffiliated customers
       United States                                                   $ 273,087        $ 248,452         $ 171,874
       Latin America                                                      31,392           19,962            14,922
       Middle & Far East                                                  16,671           16,454            20,751
       Other                                                               5,136            2,490             2,100
     Intercompany                                                         22,030           18,171            18,725

   Outside the United States -
     Unaffiliated customers
       Canada                                                             14,779           13,768            17,959
       Europe                                                             19,193           13,538            16,568
       Other                                                               3,725            3,278             2,929
     Intercompany                                                          3,360            2,341             2,587

   Intercompany eliminations                                             (25,390)         (20,512)          (21,312)
                                                                         -------          -------           -------
         Total revenues                                                $ 363,983        $ 317,942         $ 247,103
                                                                       =========        =========         =========

Income (Loss) Before Income Taxes and the Cumulative
   Effect of Accounting Change
   United States                                                       $  13,333        $  17,560        $    7,387
   Canada                                                                    120            1,068             2,731
   Europe                                                                   (218)          (2,630)             (959)
   Other                                                                     224               48                 -
                                                                             ---              ---               ---
         Total income before income taxes and the
           cumulative effect of accounting change                      $  13,459        $  16,046        $    9,159
                                                                       =========        =========        ==========
Identifiable Assets
   United States                                                       $ 190,515        $ 179,482         $ 124,376
   Canada                                                                 14,019           11,767            11,926
   Europe                                                                 18,842           11,011            13,594
   Other                                                                   1,300              973             1,282
                                                                           -----              ---              ----
         Total assets                                                  $ 224,676        $ 203,233         $ 151,178
                                                                       =========        =========         =========

Revenues include sales to unaffiliated customers and the company's joint venture (see Note 8). Intercompany sales are made at transfer prices intended to provide a profit for the purchasing entities after coverage of their selling, general and administrative expenses. Identifiable assets are those assets identified with operations in each geographic area.

Note 12: Income Taxes

As of the beginning of fiscal 1993, the company adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," which superseded Statement No. 96, the method of accounting for income taxes previously used by the company. Statement No. 109 requires recognition of future tax benefits, to the extent that realization of such benefits is more likely than not, attributable to deductible temporary differences between the financial statement and income tax basis of assets and liabilities and to tax net operating loss carryforwards (NOLs). The company elected to adopt Statement No. 109 using the prospective adoption method. Under this method, the company recognized an increase in net income of $1.0 million in fiscal year 1993 for the cumulative effect of the change in accounting principle. The increase resulted from recording the net benefit of approximately $850,000 in net deferred tax assets for temporary differences and state income tax NOLs which could not previously be recognized under Statement No. 96, and approximately $150,000 for the net benefit of NOLs for certain of the company's foreign subsidiaries.

Components of the tax provision are shown below (in thousands):

                                                                  1994       1993       1992
                                                                  ----       ----       ----
Provision for (benefit from) income taxes:
  Federal
    Current                                                    $ 4,784    $ 6,770    $ 1,690
    Deferred                                                    (1,020)    (1,736)       (21)
                                                                ------     ------        ---
      Total federal                                              3,764      5,034      1,669
                                                                 -----      -----      -----
  State
    Current                                                        619      1,328        219
    Deferred                                                      (275)      (363)        60
                                                                  ----       ----         --
      Total state                                                  344        965        279
                                                                   ---        ---        ---
  Foreign
    Current                                                        228        420      1,123
    Deferred                                                       (52)      (205)        32
                                                                   ---       ----        ---
      Total foreign                                                176        215      1,155
                                                                   ---        ---      -----
      Total                                                    $ 4,284    $ 6,214    $ 3,103
                                                               =======    =======    =======

Deferred income taxes (benefits) have been provided for temporary differences in the recognition of taxable income for tax and financial statement purposes. The net tax effects of the significant differences consisted of the following (in thousands):

                                                 1994     1993     1992
                                                 ----     ----     ----
Deferred income                                 $(775)   $(427)   $ 304
Provisions for uncollectible accounts             365     (406)     (47)
Inventory provisions                             (208)    (616)    (273)
Foreign currency gains and losses                   5     (231)     242

The income tax provision differs from the amount computed by applying the federal statutory rate (35% in 1994 and 1993, and 34% in 1992) to income before income taxes due to the following (in thousands):

                                                        1994       1993       1992
                                                        ----       ----       ----
Income tax expense computed at the federal
  statutory rate                                     $ 4,710    $ 5,616    $ 3,114
State taxes, net of federal tax benefit                  253        648        189
Taxes on foreign income at rates different
  than the U.S. statutory rate                           (44)         2        226
Operating losses by foreign subsidiaries
  with no tax benefit                                    100        692        326
Research and development tax credits                       -          -       (670)
Alternative minimum tax, net of credits                    -         61       (215)
Change in valuation allowance                           (534)      (603)         -
Utilization of NOL carryforwards                           -          -       (369)
Other                                                   (201)      (202)       502
                                                        ----       ----       ----
                                                     $ 4,284    $ 6,214    $ 3,103
                                                     =======    =======    =======

As of September 30, 1994 and 1993, and October 1, 1992 (the date Statement No. 109 was adopted), the components of the company's net deferred tax assets were as follows (in thousands):

                                                    September 30, September 30,  October 1,
                                                         1994        1993          1992
                                                         ----        ----          ----
Current:
  Service revenue deferred for
    financial reporting purposes                       $ 4,189      $ 3,534      $ 2,899
  Non-deductible accruals                                4,569        4,612        3,030
  Accelerated expenses recognized for tax purposes      (1,366)      (1,356)      (1,578)
  Other                                                    842          801          641
  Valuation allowance                                     (702)      (1,529)      (1,225)
                                                          ----       ------       ------
                                                         7,532        6,062        3,767
                                                         -----        -----        -----
Noncurrent:
  NOLs of foreign subsidiaries                           2,215        2,048        2,218
  Accelerated depreciation for tax purposes             (1,464)      (1,337)      (1,383)
  Accelerated expenses for tax purposes                   (932)        (807)        (588)
  Other                                                    223          224          246
  Valuation allowance                                   (1,731)      (1,516)      (1,890)
                                                        ------       ------       ------
                                                        (1,689)      (1,388)      (1,397)
                                                        ------       ------       ------
  Net deferred tax assets                              $ 5,843      $ 4,674      $ 2,370
                                                       =======      =======      =======

The company's European subsidiaries have tax NOLs of approximately $5.7 million, of which approximately $1 million expires in fiscal 1995, $0.5 million in 1996, $0.2 million in 1997, and $1.3 million in 1998, and approximately $2.7 million has no expiration date. Approximately $0.6 million of these tax loss carryforwards and approximately $0.2 million of the valuation allowance at September 30, 1994 relate to preacquisition losses and will reduce goodwill if utilized. If the NOLs are fully utilized at current statutory tax rates of the respective countries, the benefit is estimated to be approximately $2.2 million. Although the company anticipates future operating income in these subsidiaries, because of prior operating losses in these subsidiaries, as well as general economic conditions, competition, and other factors beyond the company's control, there can be no guarantee that these NOLs will be utilized. A valuation reserve has been established which reduces the net deferred tax benefit of the NOLs to $0.5 million, which is lower than the tax benefit of the NOLs that have no expiration date, and represents an amount which the company believes is more likely than not to be realized.

The company has not provided for potential U.S. taxes on undistributed earnings of its foreign subsidiaries of approximately $6.3 million at September 30, 1994, as it does not currently intend to repatriate such earnings. Calculation of the potential unrecognized deferred tax liability related to these earnings is not practicable; however, credits for foreign income taxes already paid may partially offset potential U.S. income taxes.

Note 13: Supplemental Cash Flow Information

Cash and cash equivalents consist of cash and short-term investments with original maturities of three months or less. Cash equivalents are carried at cost, which approximates market.

Cash flow disclosures including non-cash investing and financing activities for the years ended September 30, 1994, 1993, and 1992 are as follows (in thousands):

                                                                  1994       1993       1992
                                                                  ----       ----       ----
Income taxes paid                                                $9,616     $5,048     $2,151
Interest paid, net of amount capitalized of $144 in 1992          4,990      4,718      4,668
Liabilities assumed in exchange for certain assets in
acquisitions of subsidiaries (see Note 14)                        2,505        758      3,085
Conversion of preferred stock to common stock (see Note 8)            -      5,000          -
Issuance of common stock in the acquisition of a
  subsidiary(see Note 14)                                           944          -          -

Note 14: Acquisitions

During the fourth quarter of fiscal 1994, the company acquired two companies in Canada and one in the United Kingdom. These companies are involved in the sales and service of UPS products. The acquisitions were accounted for using the purchase method of accounting. Goodwill totaling approximately $4.0 million was recorded and is being amortized over periods ranging from five to fifteen years. The results of operations of these companies were included in the company's consolidated financial statements at various dates beginning in the fourth quarter of fiscal 1994. If these companies had been consolidated at the beginning of the fiscal year, the effect on the company's operations or financial condition would not have been significant.

During fiscal years ended 1993 and 1992, the company completed the acquisitions of DataTrax Systems Corporation (DataTrax) and MPL Powerware Systems, Ltd.
(MPL), respectively. DataTrax is a developer of power, environmental, and security monitoring systems for computer rooms and other mission-critical applications, and is based in Colorado. MPL is a distributor of UPS products and services in the United Kingdom. Both acquisitions were accounted for as a purchase, and goodwill totaling approximately $2.6 million was recorded and is being amortized over periods ranging from fifteen to twenty years. The results of operations of MPL were included in the company's consolidated financial statements beginning in December 1991, and the results of DataTrax's operations were included in the company's consolidated financial statements beginning in September 1993. If these companies had been consolidated at the beginning of the fiscal year in which they were acquired, the effect on the company's operations or financial condition would not have been significant.

Note 15: Contingencies

Litigation
In January 1989, a case was filed by a former manufacturer's representative of the company, alleging that the company failed to pay commissions owed to him on certain sales. In April 1990, a jury awarded the plaintiff damages of approximately $14.9 million. The company appealed the decision, and in September 1992, the appellate court reversed the judgment against the company. In response to various motions filed by the plaintiff, a new trial was granted, and in March 1994, the jury in the new trial awarded damages of $3.75 million to the plaintiff. While the company continued to believe that it should have no liability in this matter and announced its intention to appeal, it recorded a one-time charge in the second quarter of fiscal 1994 of $4,997,000 ($2,936,000 after tax) for the jury verdict and for the costs of the trial.

On July 20, 1994, the company announced that this litigation had been settled. Following agreement among the parties to settle, the District Court vacated the jury award of $3.75 million previously entered and determined that the vacated judgment cannot be used against the company in the future. To avoid further litigation including post-trial motions and appeals, the company settled the case by making payments to the plaintiff and his attorneys. The parties thereafter stipulated that the entire action was dismissed with prejudice. Since the total value of the settlement payments was less than the one-time charge for the jury verdict recorded by the company in the second quarter of fiscal 1994, no further charges were necessary in this matter. By agreement with the plaintiff, the terms of the confidential settlement were not disclosed.

In May 1990, Exide Electronics was served with a complaint in the Delaware Court of Chancery and in May 1991, a related case was filed in Federal Court in New York. These complaints alleged, among other things, that Exide Electronics' description of the case involving the manufacturer's representative in its prospectus dated December 21, 1989 was false and misleading. In April 1995, Exide Electronics announced that it had settled both the Delaware and New York suits. The Delaware action had been dismissed once for failure to state a claim, but was reinstated following an appeal and was in the discovery process prior to the settlement. The company recorded a pretax charge of $700,000 for the settlement of the two related lawsuits in the quarter ended March 31, 1995. Court approval of the settlement agreement, after notice to affected shareholders, was granted in August 1995. While the company believed that neither suit had merit, it decided to settle as the suits were taking valuable corporate time and attention and would have involved significant legal costs to pursue further.

The company is involved in various litigation proceedings incidental to its business. The defense of most of these matters is handled by the company's insurance carriers. The company believes that the outcome of such other pending litigation in the aggregate will not have a material adverse effect on its financial statements.

Government Contract Matters
Sales to the United States Federal government accounted for approximately 33%, 35%, and 19% of total revenues for the years ended September 30, 1994, 1993, and 1992, respectively. The company's compliance with government contract regulations is audited or reviewed from time to time by government auditors, who have the right to audit the company's records and the records of its subcontractors during and after completion of contract performance. Government auditors may recommend that certain charges be treated as unallowable and request reimbursement to the government. The company provides for estimated unallowable charges in its financial statements, and believes that its provisions were adequate as of September 30, 1994.

The company's Federal government business is currently performed under firm fixed-price type contracts and time-and-materials type contracts, and at times a combination of both contract types. During fiscal 1993, the company engaged in discussions with the Federal government regarding contract interpretation matters relating to certain time-and-materials charges by the company under its principal government contract. In August 1993, the company reached an agreement with the Federal government under which these matters were resolved to the satisfaction of the company. Under this agreement, there were no adjustments relating to the company's past time-and-materials charges, and accordingly there was no effect on the company's financial statements for prior periods relating to this matter. The agreement provided for adjustments to certain hourly labor rates and limited the recovery of certain general and administrative costs prospectively from August 10, 1993.


Note 16: Summarized Quarterly Financial Data
(unaudited; in thousands except per share data)

                                                 First       Second       Third       Fourth
                                                Quarter      Quarter     Quarter      Quarter     Total
                                                -------      -------     -------      -------    -------
1994
Total revenues                                  $79,675     $ 88,013     $ 91,764     $104,531  $363,983
Gross profit                                     22,241       25,359       24,804       26,291    98,965
Net income                                        1,887          522        3,176        3,590     9,175
Per share amounts
  Primary                                        $ 0.22     $   0.04     $   0.38     $   0.43    $ 1.07
  Fully diluted                                  $ 0.21     $   0.04     $   0.35     $   0.40    $ 1.03

1993
Total revenues                                  $59,274     $ 77,267     $ 84,408     $ 96,993  $317,942
Gross profit                                     16,713       20,199       21,970       26,612    85,494
    Income before the cumulative effect of
     accounting change                              759        1,957        2,812        4,303     9,831
Net income                                        1,759        1,957        2,812        4,303    10,831

Per share amounts
  Primary
    Income before the cumulative effect of
     accounting change                           $ 0.07     $   0.23     $   0.35     $   0.54    $ 1.21
    Cumulative effect of accounting change         0.14            -            -            -      0.13
                                                   ----         ----         ----         ----      ----
    Net income                                   $ 0.21     $   0.23     $   0.35     $   0.54    $ 1.34
                                                 ======     ========     ========     ========    ======
  Fully diluted
    Income before the cumulative effect of
     accounting change                           $ 0.09     $   0.22     $   0.31     $   0.47    $ 1.10
    Cumulative effect of accounting change         0.12            -            -            -      0.11
                                                   ----         ----         ----         ----      ----
    Net income                                   $ 0.21     $   0.22     $   0.31     $   0.47    $ 1.21
                                                 ======     ========     ========     ========    ======

Exide Electronics completed its merger with IPM during the second quarter of 1995. This merger has been accounted for as a pooling-of-interests, which is discussed in Note 2. Accordingly, the previously reported results for all quarterly periods have been restated to combine the results of Exide Electronics and IPM. Per share amounts have been recalculated after adding the shares of Exide Electronics common stock issued to effect the merger to weighted average share amounts.

The sum of quarterly per share amounts does not necessarily equal the annual net income per share due to the rounding effect of the weighted average common shares outstanding for the individual periods, and for the fully diluted calculation, to the inclusion of the dilutive effect of convertible securities.

The company recorded a one-time litigation charge in the second quarter of fiscal 1994 of $4,997,000 ($2,936,000 after tax), which is described in Note 15.

The effective tax rate for the fourth quarter of fiscal 1994 was lower than the rate for the previous quarters in fiscal 1994. The lower rate reflected the cumulative effect of a change in the estimated annual effective tax rate used in previous quarters due to a change in the mix of foreign versus domestic taxable earnings expected for the full year, utilization of more foreign NOLs than anticipated, and recognition of certain state income tax benefits.

Report of Independent Public Accountants

To Exide Electronics Group, Inc.:

We have audited the accompanying consolidated balance sheet of Exide Electronics Group, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of operations, changes in common shareholders' equity and cash flows (restated for the pooling-of-interest transaction as discussed in Note 2) for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exide Electronics Group, Inc. and subsidiaries as of September 30, 1994 and 1993 and the results of their operations and their cash flows (restated for the pooling-of-interest transaction as discussed in Note 2)for each of the three years in the period ended September 30, 1994 in conformity with generally accepted accounting principles.

As explained in Note 12, in 1993 the company changed its method of accounting for income taxes.

Arthur Andersen LLP

Arthur Andersen LLP

Raleigh, North Carolina
October 18, 1995